Exhibit 99.B(m)(1)

SEI INSURANCE PRODUCTS TRUST

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

WHEREAS, SEI Insurance Products Trust (the “Trust”) is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”), and the Trust desires to compensate service providers who provide the services described herein (“Service Providers”) to clients (a) who from time to time beneficially own certain classes of shares; or (b) who from time to time own variable annuity contracts and/or variable life insurance policies issued by insurance company separate accounts that, in turn, beneficially own certain classes of shares (the “Shares”) of certain portfolios of the Trust (the “Clients”) as listed in Schedule A attached hereto, as such Schedule may be amended from time to time (each, a “Class” and, collectively, the “Classes,” and each, a “Fund” and, collectively, the “Funds”);

WHEREAS, the Trustees of the Trust have determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that this Distribution and Shareholder Services Plan (the “Plan”) will benefit the Funds and the Clients;

WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trustees of the Trust must adopt a plan under which Service Providers will provide the distribution services stated in Section 2(b) herein; and

WHEREAS, the Trustees of the Trust wish to adopt a plan under which Service Providers will provide to Clients some or all of the shareholder services stated in Section 2(c) herein.

NOW, THEREFORE, the Trustees of the Trust hereby adopt this Plan.

Section 1.  The Trust has adopted this Plan to enable the Funds to directly or indirectly bear expenses primarily intended to result in the sale of Shares of each Class of the Funds, including payments relating to the distribution of the Shares of each Class of the Funds, and for the provision of shareholder services to the Clients.

Section 2.

(a)           The Trust will pay Service Providers a fee, not to exceed the annual rate specified in Schedule A to this Plan, with respect to the average daily net asset value of Shares of the relevant Fund and Class owned of record or beneficially by Clients with whom the Service Provider has a service relationship for distribution services and/or shareholder services.  Payments under this Plan are not tied exclusively to the expenses for distribution services and/or shareholder services actually incurred by a Service Provider, so that such payments may exceed expenses actually incurred by the Service Provider.  In addition, the Trust’s investment adviser and principal underwriter may, at their option and in their sole discretion, make payments from their own resources to cover additional costs associated with the provision of distribution services and/or shareholder services to the Trust.

(b)           With respect to distribution services, the Service Providers may use this fee on any activities or expenses primarily intended to result in the sale of Shares of each Class of the Funds, including, but not limited to, (i) as compensation for its services in connection with distribution assistance; or (ii) as a source of payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Service Providers’ affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance.

(c)           With respect to shareholder services, Service Providers may use this fee to pay for shareholder services including, but not limited to, (i) maintaining accounts relating to Clients; (ii) arranging for bank wires; (iii) responding to Client inquiries relating to the services performed by Service Providers; (iv) responding to inquiries from Clients concerning their investment in Shares; (v) assisting Clients in changing dividend options, account designations and addresses; (vi) providing information periodically to Clients showing their position in Shares; (vii) forwarding shareholder communications from the Funds such as proxies, shareholder reports, annual reports, and dividend distribution and tax notices to Clients; (viii) processing purchase, exchange and redemption requests from Clients and placing orders with the Funds or their service providers; (ix) providing sub-accounting with respect to Shares beneficially owned by Clients; (x) processing dividend payments from the Funds on behalf of Clients; and (xi) providing such other similar services as a Fund may reasonably request to the extent the Service Provider is permitted to do so under applicable statutes, rules and regulations.  Service Providers may also use this fee for payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Service Providers’ affiliates and subsidiaries as compensation for the services as are described in this Section 2(c).

(d)           Of the total compensation authorized under the Plan for each Class (set forth on Schedule A), (i) aggregate fees paid to a Service Provider for the provision of distribution services pursuant to Section 2(b) above shall not exceed seventy-five basis points (0.75%) of the average daily net assets of such Class(1); and (ii) aggregate fees paid to a Service Provider for the provision of shareholder services pursuant to Section 2(c) above shall not exceed twenty-five basis points (0.25%) of the average daily net assets of such Class.

Section 4.  This Plan shall not take effect with respect to any Class of Shares of a Fund until it has been approved (a) together with the forms of any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined in Section 10 herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement, and, if adopted after the public offering of Shares of such Class, (b) by a vote of at least a majority of the outstanding voting securities of such Class.

Section 5.  With respect to each Class of a Fund, this Plan shall continue in effect for a term of one year.  Thereafter, this Plan shall continue in effect for each Class of a Fund for so long as its continuance is specifically approved at least annually in the manner provided in Part (a) of Section 4 for the initial approval of this Plan.

Section 6.  With respect to each Class of a Fund, this Plan may be terminated at any time by the vote of a majority of the Qualified Trustees (as defined in Section 10 herein) or by vote of a majority of the outstanding voting securities of such Class.

(1)         Currently not applicable to the Trust in light of the current maximum fees for distribution services and shareholder services payable by the Trust under the Plan.

Section 7.  With respect to each Class of a Fund, this Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of shareholders holding a majority of the outstanding voting securities of such Class, and all material amendments to this Plan shall be approved in the manner provided in Part (a) of Section 4 for the initial approval of this Plan.

Section 8.  All agreements with any person relating to the implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees (as defined in Section 10 herein) or by the vote of a majority of the outstanding voting securities of the relevant Class(es), on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate with respect to distribution services automatically in the event of its assignment.

Section 9.  During the existence of this Plan, the Trust shall require the Distributor or any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement to provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and, with respect to distribution services, the purposes for which such expenditures were made with respect to each Fund, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with payments made under the Plan.

Section 10.  As used in this Plan, (a) the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment,” “interested person” and “majority of the outstanding voting securities” shall have their respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 11.  While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

Section 12.  This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

Section 13.  The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section 9 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

Dated as of: September 10, 2013

Schedule A

Dated September 10, 2013 to the

Distribution and Shareholder Services Plan dated September 10, 2013

Subject to the limitations imposed by Section 2(d) of the Plan and Rule 2830 of the NASD’s Conduct Rules, the current maximum level of fees payable to a Service Provider pursuant to Section 2 of the Plan are set forth below.

Fund	Share Class	Maximum Fees for Distribution Services and Shareholder Services

VP Defensive Strategy Fund	Class III	0.30%

VP Conservative Strategy Fund	Class III	0.30%

VP Moderate Strategy Fund	Class III	0.30%

VP Market Plus Strategy Fund	Class III	0.30%

VP Balanced Strategy Fund	Class III	0.30%

VP Market Growth Strategy Fund	Class III	0.30%